Exhibit 99.1

CONTACTS:	NEWS RELEASE

Media Relations:	Investor Relations:
Brett Kerr	Bryan Kimzey
713-830-8809	713-830-8777
brett.kerr@calpine.com	bryan.kimzey@calpine.com

CALPINE REPORTS FIRST QUARTER 2020 RESULTS
Summary of First Quarter 2020 Financial Results (in millions):

	Three Months Ended March 31,
	2020	2019	% Change

Operating Revenues	$2,292	$2,599	(11.8)%
Income from operations	$349	$358	(2.5)%
Cash provided by operating activities	$213	$241	(11.6)%
Net Income[1]	$128	$175	(26.9)%
Commodity Margin[2]	$588	$779	(24.5)%
Adjusted Unlevered Free Cash Flow[2]	$226	$419	(46.1)%
Adjusted Free Cash Flow[2]	$80	$264	(69.7)%
________

[1]	Reported as Net Income attributable to Calpine on our Consolidated Condensed Statements of Operations.

[2]	Non-GAAP financial measure, see “Regulation G Reconciliations” for further details.

(HOUSTON, Texas) May 13, 2020 - Calpine Corporation today reported Net Income of $128 million for the first quarter of 2020 compared to $175 million in the prior year period. The period-over-period decrease in Net Income was primarily due to a decrease in Commodity Margin2 across all of our wholesale segments and an unfavorable period-over-period change in our income taxes resulting from the application of intraperiod tax allocation rules to our interim results. The decrease was partially offset by an increase in non-cash, mark-to-market earnings on our commodity hedge positions for the three months ended March 31, 2020, compared to the same period in 2019. Cash provided by operating activities for the first quarter of 2020 was $213 million compared to $241 million in the prior year period. The decrease in Cash provided by operating activities, after adjusting for non-cash items, was primarily due to the decrease in Commodity Margin,2 as previously discussed, partially offset by a decrease in working capital employed primarily resulting from a period-over-period net decrease in energy margin posting requirements.

Calpine Reports First Quarter 2020 Results
May 13, 2020

REGIONAL SEGMENT REVIEW OF RESULTS

Table 1: Commodity Margin by Segment (in millions)

	Three Months Ended March 31,
	2020	2019	Variance
West	$234	$264	$(30)
Texas	113	162	(49)
East	150	265	(115)
Retail	91	88	3
Total	$588	$779	$(191)

West Region

First Quarter: Commodity Margin in our West segment decreased by $30 million in the first quarter of 2020 compared to the prior year period. Primary drivers were:

–	lower market spark spreads in January and February 2020 primarily due to lower natural gas prices in Southern California, partially offset by

+	higher contribution from hedging activity.

Texas Region

First Quarter:  Commodity Margin in our Texas segment decreased by $49 million in the first quarter of 2020 compared to the prior year period. Primary drivers were:

–	lower contribution from hedging activity resulting from milder weather, partially offset by

+	higher market spark spreads during the first quarter of 2020.

East Region

First Quarter:  Commodity Margin in our East segment decreased by $115 million in the first quarter of 2020 compared to the prior year period. Primary drivers were:

–	lower regulatory capacity revenue in ISO-NE and PJM,

–	the sale of our Garrison and RockGen Energy Centers in July 2019 and

–	lower contribution from hedging activity resulting from milder weather, partially offset by

+	the commencement of commercial operations at our 828 MW York 2 Energy Center in March 2019.

Retail

First Quarter:  Commodity Margin in our Retail segment was relatively unchanged in the first quarter of 2020 compared to the prior year period.

Calpine Reports First Quarter 2020 Results
May 13, 2020

LIQUIDITY, CASH FLOW AND CAPITAL RESOURCES

Table 2: Liquidity (in millions)

	March 31, 2020	December 31, 2019
Cash and cash equivalents, corporate(1)	$469	$1,072
Cash and cash equivalents, non-corporate	62	59
Total cash and cash equivalents	531	1,131
Restricted cash	306	345
Corporate Revolving Facility availability(2)	910	1,392
CDHI revolving facility availability(3)	1	1
Other facilities availability(4)	3	3
Total current liquidity availability(5)	$1,751	$2,872
____________

(1)
Our ability to use corporate cash and cash equivalents is unrestricted. On January 21, 2020, we used the remaining cash on hand from the issuance of our 2028 First Lien Notes and 2028 Senior Unsecured Notes to redeem the outstanding approximately $1,052 million aggregate principal amount of our 2022 and 2024 First Lien Notes and 2023 Senior Unsecured Notes.

(2)
Our ability to use availability under our Corporate Revolving Facility is unrestricted. At March 31, 2020, the approximately $2.0 billion in total capacity under our Corporate Revolving Facility is comprised of $450 million in borrowings outstanding, $636 million in letters of credit outstanding and $910 million in remaining available capacity. In April 2020, we repaid $200 million in borrowings on our Corporate Revolving Facility.

(3)
Our CDHI revolving facility is restricted to support certain obligations under PPAs and power transmission and natural gas transportation agreements as well as fund the construction of our Washington Parish Energy Center.

(4)	On April 9, 2020, we amended one of our unsecured letter of credit facilities to partially extend the maturity of $100 million in commitments from June 20, 2020 to June 20, 2022.

(5)	Includes $93 million and $127 million of margin deposits posted with us by our counterparties at March 31, 2020 and December 31, 2019, respectively.

Liquidity was approximately $1.8 billion as of March 31, 2020. Cash, cash equivalents and restricted cash decreased by $639 million during the first quarter of 2020, largely due to the redemption of the remaining $1.1 billion aggregate principal amount of our 2022 and 2024 First Lien Notes and our 2023 Senior Unsecured Notes on January 21, 2020, as further discussed below, partially offset by net borrowings under our Corporate Revolving Facility.

Table 3: Cash Flow Activities (in millions)

	Three Months Ended March 31,
	2020	2019
Beginning cash, cash equivalents and restricted cash	$1,476	$406
Net cash provided by (used in):
Operating activities	213	241
Investing activities	(126)	(152)
Financing activities	(726)	23
Net increase (decrease) in cash, cash equivalents and restricted cash	(639)	112
Ending cash, cash equivalents and restricted cash	$837	$518

Cash provided by operating activities in the first quarter of 2020 was $213 million compared to $241 million in the prior year period. The period-over-period decrease in cash provided by operating activities is primarily driven by the reduction in Commodity Margin for the three months ended March 31, 2020, when compared to the same period in 2019. This reduction is partially offset by a reduction in cash employed for working capital driven by a reduction in energy margin posting requirements.

Cash used in investing activities was $126 million during first quarter of 2020 compared to $152 million in the prior year period. The period-over period decrease in cash used is primarily attributable to a decrease in capital expenditures associated with the completion of construction of our York 2 Energy Center in March 2019 as well as timing differences in normal, recurring maintenance projects.

Calpine Reports First Quarter 2020 Results
May 13, 2020

Cash used in financing activities was $726 million during the first quarter of 2020 compared to a cash source of $23 million in the prior period. The cash used during the first quarter of 2020 is primarily attributable to the redemption of the outstanding aggregate principal amount of $623 million of our 2023 Senior Unsecured Notes, $245 million of our 2022 First Lien Notes and $184 million of our 2024 First Lien Notes with the proceeds from our 2028 Senior Unsecured Notes and 2028 First Lien Notes issued in December of 2019. In addition, during the first quarter of 2020, we acquired the 25% noncontrolling interest in Russell City Energy Center, LLC for $49 million. These uses of cash were partially offset by $450 million in net borrowings under our Corporate Revolving Facility, which we proactively drew out of an abundance of caution to ensure sufficient liquidity in response to the COVID-19 pandemic.
COVID-19 Pandemic Update
In March 2020, the World Health Organization categorized the novel coronavirus disease 2019 (COVID-19) as a pandemic, and the President declared the COVID-19 outbreak a national emergency. COVID-19 continues to spread throughout the United States and other countries across the world and has negatively affected the global economy, disrupted global supply chains and workforce participation and resulted in significant volatility and disruption of financial markets. We are closely monitoring the impact of the COVID-19 outbreak on all aspects of our business, including how it has affected and continues to affect our employees, customers, suppliers and the communities in which we operate.
Our first priority with regard to the COVID-19 outbreak is to ensure the safety, health and hygiene of our employees and contractors. As one of the largest independent power producers in the U.S., we are designated as an “essential business” and have an obligation to operate our fleet of power plants to sustain the bulk electric system and manage retail customer power delivery obligations. To ensure the continued reliable operations of our generation fleet and delivery of power to our retail customers, we have put in place a set of new safety and health measures, which include restricted access at our power plants to only mission-critical individuals and adherence to social distancing protocols wherever possible. Additionally, our commercial and retail operations, including all support staff such as legal, accounting, finance, information technology and human resources, continue to work remotely consistent with directives from local and state governments.
Although there have been logistical and other challenges, to date the COVID-19 outbreak has not had a material adverse effect on our operations, financial condition, or cash flows. While the ultimate determination depends on the length and severity of the crisis, at this time, we anticipate our cash flows from operations and our available sources of liquidity will be sufficient to meet our current cash requirements during this volatile period. As a precautionary measure and to preserve financial flexibility in light of current uncertainty resulting from the COVID-19 outbreak, we borrowed an additional $350 million on our Corporate Revolving Facility during March 2020, of which $200 million was repaid as of the date of this press release. As the impact of the COVID-19 outbreak on the economy and our operations evolves, we will continue to assess and manage our liquidity needs.
The ultimate extent to which the COVID-19 pandemic may impact the Company’s business, operating results, financial condition, or liquidity will depend on future developments, including the duration of the outbreak, business and workforce disruptions, the effectiveness of actions taken to contain and treat the disease and the ultimate lasting effect on the economy, especially in the geographic areas where we own and operate power generating facilities and serve retail customers. Given the uncertainty concerning the overall impact of the COVID-19 outbreak, while we do not anticipate the effect of the outbreak to have a material adverse effect on our financial condition, results of operations or cash flows for the year ended December 31, 2020, we are unable to predict the ultimate impact of the outbreak on our future results. For further discussion, see “Item 1A. Risk Factors” in Part II of our Form 10-Q for the quarterly period ended March 31, 2020.
Portfolio Management
On January 28, 2020, we completed the acquisition of the 25% noncontrolling interest of Russell City Energy Company, LLC for approximately $49 million. Prior to the acquisition, we accounted for the third party ownership interest as a noncontrolling interest.

Calpine Reports First Quarter 2020 Results
May 13, 2020

Balance Sheet Management
On January 21, 2020, we redeemed the outstanding aggregate principal amount of $245 million of our 2022 First Lien Notes, $184 million of our 2024 First Lien Notes and $623 million of our 2023 Senior Unsecured Notes, which were included in debt, current portion on our Consolidated Condensed Balance Sheet at December 31, 2019, with the proceeds from the 2028 First Lien Notes and 2028 Senior Unsecured Notes that we issued in December 2019, which were included in cash and cash equivalents on our Consolidated Condensed Balance Sheet at December 31, 2019.
PG&E Bankruptcy
On January 29, 2019, PG&E and PG&E Corporation each filed voluntary petitions for relief under Chapter 11. We currently have several power plants that provide energy and energy-related products to PG&E under PPAs, many of which have PG&E collateral posting requirements. Since the bankruptcy filing, we have received all material payments under the PPAs, either directly or through the application of collateral. We also currently have numerous other agreements with PG&E related to the operation of our power plants in Northern California, under which PG&E has continued to provide service since its bankruptcy filing. We cannot predict the ultimate outcome of this matter and continue to monitor the bankruptcy proceedings.

ABOUT CALPINE

Calpine Corporation is America’s largest generator of electricity from natural gas and geothermal resources with operations in competitive power markets.  Our fleet of 77 power plants in operation or under construction represents over 26,000 megawatts of generation capacity. Through wholesale power operations and our retail businesses Calpine Energy Solutions and Champion Energy, we serve customers in 23 states, Canada and Mexico. Our clean, efficient, modern and flexible fleet uses advanced technologies to generate power in a low-carbon and environmentally responsible manner. We are uniquely positioned to benefit from the secular trends affecting our industry, including the abundant and affordable supply of clean natural gas, environmental regulation, aging power generation infrastructure and the increasing need for dispatchable power plants to successfully integrate intermittent renewables into the grid. Please visit www.calpine.com to learn more about how Calpine is creating power for a sustainable future.

Calpine’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, will be filed with the Securities and Exchange Commission (SEC) and will be available on the SEC’s website at www.sec.gov.

Calpine Reports First Quarter 2020 Results
May 13, 2020

FORWARD-LOOKING INFORMATION

In addition to historical information, this release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act. Forward-looking statements may appear throughout this release. We use words such as “believe,” “intend,” “expect,” “anticipate,” “plan,” “may,” “will,” “should,” “estimate,” “potential,” “project” and similar expressions to identify forward-looking statements. Such statements include, among others, those concerning our expected financial performance and strategic and operational plans, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. We believe that the forward-looking statements are based upon reasonable assumptions and expectations. However, you are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause actual results to differ materially from those anticipated in the forward-looking statements. Such risks and uncertainties include, but are not limited to:

•	Public health threats or outbreaks of communicable diseases, such as the ongoing COVID-19 pandemic and its impact on our business, suppliers, customers, employees and supply chains;

•
Financial results that may be volatile and may not reflect historical trends due to, among other things, seasonality of demand, fluctuations in prices for commodities such as natural gas and power, changes in U.S. macroeconomic conditions, fluctuations in liquidity and volatility in the energy commodities markets and our ability and the extent to which we hedge risks;

•
Laws, regulations and market rules in the wholesale and retail markets in which we participate and our ability to effectively respond to changes in laws, regulations or market rules or the interpretation thereof including those related to the environment, derivative transactions and market design in the regions in which we operate;

•
Our ability to manage our liquidity needs, access the capital markets when necessary and comply with covenants under our Senior Unsecured Notes, First Lien Term Loans, First Lien Notes, Corporate Revolving Facility, CCFC Term Loan and other existing financing obligations;

•	Risks associated with the operation, construction and development of power plants, including unscheduled outages or delays and plant efficiencies;

•
Risks related to our geothermal resources, including the adequacy of our steam reserves, unusual or unexpected steam field well and pipeline maintenance requirements, variables associated with the injection of water to the steam reservoir and potential regulations or other requirements related to seismicity concerns that may delay or increase the cost of developing or operating geothermal resources;

•
Extensive competition in our wholesale and retail business, including from renewable sources of power, interference by states in competitive power markets through subsidies or similar support for new or existing power plants, lower prices and other incentives offered by retail competitors, and other risks associated with marketing and selling power in the evolving energy markets;

•
Structural changes in the supply and demand of power resulting from the development of new fuels or technologies and demand-side management tools (such as distributed generation, power storage and other technologies);

•	The expiration or early termination of our PPAs and the related results on revenues;

•	Future capacity revenue may not occur at expected levels;

•
Natural disasters, such as hurricanes, earthquakes, droughts and floods, acts of terrorism, cyber attacks or wildfires that may affect our power plants or the markets our power plants or retail operations serve and our corporate offices;

•	Disruptions in or limitations on the transportation of natural gas or fuel oil and the transmission of power;

•	Our ability to manage our counterparty and customer exposure and credit risk, including our commodity positions or if a significant customer were to seek bankruptcy protection under Chapter 11;

•	Our ability to attract, motivate and retain key employees;

•	Present and possible future claims, litigation and enforcement actions that may arise from noncompliance with market rules promulgated by the SEC, CFTC, FERC and other regulatory bodies; and

•	Other risks identified in this press release, in our Annual Report on Form 10-K for the year ended December 31, 2019, and in other reports filed by us with the SEC.

Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Many of these factors are beyond our ability to control or predict. Our forward-looking statements speak only as of the date of this release. Other than as required by law, we undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Calpine Reports First Quarter 2020 Results
May 13, 2020

CALPINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2020	2019
	(millions)
Operating revenues:
Commodity revenue	$1,943	$2,538
Mark-to-market gain	345	56
Other revenue	4	5
Operating revenues	2,292	2,599
Operating expenses:
Fuel and purchased energy expense:
Commodity expense	1,347	1,758
Mark-to-market loss	144	10
Fuel and purchased energy expense	1,491	1,768
Operating and maintenance expense	240	239
Depreciation and amortization expense	164	174
General and other administrative expense	31	32
Other operating expenses	17	34
Total operating expenses	1,943	2,247
(Income) from unconsolidated subsidiaries	—	(6)
Income from operations	349	358
Interest expense	169	149
Gain on extinguishment of debt	—	(4)
Other (income) expense, net	4	23
Income before income taxes	176	190
Income tax expense	46	10
Net income	130	180
Net income attributable to the noncontrolling interest	(2)	(5)
Net income attributable to Calpine	$128	$175

Calpine Reports First Quarter 2020 Results
May 13, 2020

CALPINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
	2020	2019
	(in millions, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$531	$1,131
Accounts receivable, net of allowance of $9 and $9	598	757
Inventories	543	543
Margin deposits and other prepaid expense	337	367
Restricted cash, current	260	299
Derivative assets, current	226	156
Other current assets	44	49
Total current assets	2,539	3,302
Property, plant and equipment, net	11,959	11,963
Restricted cash, net of current portion	46	46
Investments in unconsolidated subsidiaries	63	70
Long-term derivative assets	263	246
Goodwill	242	242
Intangible assets, net	323	340
Other assets	438	440
Total assets	$15,873	$16,649
LIABILITIES & STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable	$584	$714
Accrued interest payable	102	61
Debt, current portion	217	1,268
Derivative liabilities, current	194	225
Other current liabilities	503	657
Total current liabilities	1,600	2,925
Debt, net of current portion	10,836	10,438
Long-term derivative liabilities	184	63
Other long-term liabilities	622	565
Total liabilities	13,242	13,991

Commitments and contingencies
Stockholder’s equity:
Common stock, $0.001 par value per share; authorized 5,000 shares, 105.2 shares issued and outstanding	—	—
Additional paid-in capital	9,651	9,584
Accumulated deficit	(6,795)	(6,923)
Accumulated other comprehensive loss	(225)	(114)
Total Calpine stockholder’s equity	2,631	2,547
Noncontrolling interest	—	111
Total stockholder’s equity	2,631	2,658
Total liabilities and stockholder’s equity	$15,873	$16,649

Calpine Reports First Quarter 2020 Results
May 13, 2020

CALPINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2020	2019
	(in millions)
Cash flows from operating activities:
Net cash provided by operating activities	$213	$241
Cash flows from investing activities:
Purchases of property, plant and equipment	(135)	(143)
Other	9	(9)
Net cash used in investing activities	(126)	(152)
Cash flows from financing activities:
Repayment of CCFC Term Loan and First Lien Term Loans	(11)	(10)
Repayments of First Lien Notes	(429)	—
Repayments of Senior Unsecured Notes	(623)	(44)
Borrowings under revolving facilities	450	170
Repayments of revolving facilities	—	(50)
Repayments of project financing, notes payable and other	(45)	(43)
Financing costs	(17)	—
Acquisition of noncontrolling interest(1)	(49)	—
Other	(2)	—
Net cash provided by (used in) financing activities	(726)	23
Net increase (decrease) in cash, cash equivalents and restricted cash	(639)	112
Cash, cash equivalents and restricted cash, beginning of period	1,476	406
Cash, cash equivalents and restricted cash, end of period(2)	$837	$518

Cash paid during the period for:
Interest, net of amounts capitalized	$89	$115
Income taxes	$1	$—

Supplemental disclosure of non-cash investing and financing activities:
Change in capital expenditures included in accounts payable and other current liabilities	$16	$13
Plant tax settlement offset in prepaid assets	$—	$(4)
Asset retirement obligation adjustment offset in operating activities	$—	$(13)
Garrison Energy Center and RockGen Energy Center property, plant and equipment, net, classified as current assets held for sale	$—	$(363)
Garrison Energy Center capital lease liability classified as current liabilities held for sale	$—	$22
____________

(1)	On January 28, 2020, we completed the acquisition of the 25% noncontrolling interest of Russell City Energy Company, LLC for approximately $49 million.

(2)	Our cash and cash equivalents, restricted cash, current, and restricted cash, net of current portion, are stated as separate line items on our Consolidated Condensed Balance Sheets.

Calpine Reports First Quarter 2020 Results
May 13, 2020

REGULATION G RECONCILIATIONS

In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying first quarter 2020 earnings release contains non-GAAP financial measures. Commodity Margin, Adjusted Free Cash Flow and Adjusted Unlevered Free Cash Flow are non-GAAP financial measures that we use as measures of our performance and liquidity. These non-GAAP measures should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance and liquidity, and the financial results calculated in accordance with U.S. GAAP and reconciliations from these results should be carefully evaluated.

Commodity Margin includes revenues recognized on our wholesale and retail power sales activity, electric capacity sales, renewable energy credit sales, steam sales, realized settlements associated with our marketing, hedging, optimization and trading activity less costs from our fuel and purchased energy expenses, commodity transmission and transportation expenses, environmental compliance expenses and ancillary retail expense. We believe that Commodity Margin is a useful tool for assessing the performance of our core operations and is a key operational measure of profit reviewed by our chief operating decision maker. Commodity Margin is not a measure calculated in accordance with U.S. GAAP and should be viewed as a supplement to and not a substitute for our results of operations presented in accordance with U.S. GAAP. Commodity Margin does not intend to represent income (loss) from operations, the most comparable U.S. GAAP measure, as an indicator of operating performance and is not necessarily comparable to similarly titled measures reported by other companies.

Adjusted Free Cash Flow represents cash flows from operating activities including the effects of capitalized maintenance expenditures, adjustments to reflect the Adjusted Free Cash Flow from unconsolidated investments and to exclude the noncontrolling interest and other miscellaneous adjustments such as the effect of changes in working capital. Adjusted Unlevered Free Cash Flow is calculated on the same basis as Adjusted Free Cash Flow but excludes the effect of cash interest, net, and operating lease payments, thus capturing the performance of our business independent of its capital structure. Adjusted Free Cash Flow and Adjusted Unlevered Free Cash Flow are presented because we believe they are useful measures of liquidity to assist in comparing financial results from period to period on a consistent basis and to readily view operating trends, as measures for planning and forecasting overall expectations and for evaluating actual results against such expectations and in communications with our board of directors, owners, creditors, analysts and investors concerning our financial results. Adjusted Free Cash Flow and Adjusted Unlevered Free Cash Flow are liquidity measures and are not intended to represent cash flows from operations, the most directly comparable U.S. GAAP measure, and are not necessarily comparable to similarly titled measures reported by other companies.

Calpine Reports First Quarter 2020 Results
May 13, 2020

Adjusted Unlevered Free Cash Flow Reconciliation

In the following table, we have reconciled our cash flows from operating activities to our Adjusted Free Cash Flow and Adjusted Unlevered Free Cash Flow for the three months ended March 31, 2020 and 2019 (in millions).

	Three Months Ended March 31,
	2020	2019
Net cash provided by operating activities	$213	$241
Add:
Capital maintenance expenditures(1)	(94)	(97)
Tax differences	2	3
Adjustments to reflect Adjusted Free Cash Flow from unconsolidated investments and exclude the non-controlling interest	2	(7)
Capitalized corporate interest	(2)	(7)
Changes in working capital	(28)	120
Amortization of acquired derivative contracts	3	6
Other(2)	(16)	5
Adjusted Free Cash Flow	$80	$264
Add:
Cash interest, net(3)	144	149
Operating lease payments	2	6
Adjusted Unlevered Free Cash Flow	$226	$419

Net cash used in investing activities	$(126)	$(152)
Net cash provided by (used in) financing activities	$(726)	$23

Supplemental disclosure of cash activities:
Major maintenance expense and capital maintenance expenditures(4)	$119	$125
_________

(1)	Capital maintenance expenditures exclude major construction and development projects.

(2)	Other primarily represents miscellaneous items excluded from Adjusted Free Cash Flow that are included in cash flow from operations.

(3)	Includes commitment, letter of credit and other bank fees from both consolidated and unconsolidated investments, net of interest income.

(4)
Includes $25 million and $28 million in major maintenance expense for the three months ended March 31, 2020 and 2019, respectively, and $94 million and $97 million in capital maintenance expenditures for the three months ended March 31, 2020 and 2019, respectively.

Calpine Reports First Quarter 2020 Results
May 13, 2020

Commodity Margin Reconciliation

The following tables reconcile income (loss) from operations to Commodity Margin for the three months ended March 31, 2020 and 2019 (in millions):

	Three Months Ended March 31, 2020
					Consolidation
	Wholesale				and
	West	Texas	East	Retail	Elimination	Total
Income from operations	$130	$85	$108	$26	$—	$349
Add:
Operating and maintenance expense	86	66	63	33	(8)	240
Depreciation and amortization expense	56	50	46	12	—	164
General and other administrative expense	8	11	8	4	—	31
Other operating expenses	8	2	7	—	—	17
(Income) from unconsolidated subsidiaries	—	—	—	—	—	—
Less: Mark-to-market commodity activity, net and other(1)	54	101	82	(16)	(8)	213
Commodity Margin	$234	$113	$150	$91	$—	$588

	Three Months Ended March 31, 2019
					Consolidation
	Wholesale				and
	West	Texas	East	Retail	Elimination	Total
Income (loss) from operations	$150	$82	$142	$(16)	$—	$358
Add:
Operating and maintenance expense	81	65	67	34	(8)	239
Depreciation and amortization expense	73	45	43	13	—	174
General and other administrative expense	7	12	9	4	—	32
Other operating expenses	9	2	23	—	—	34
(Income) from unconsolidated subsidiaries	—	—	(6)	—	—	(6)
Less: Mark-to-market commodity activity, net and other(1)	56	44	13	(53)	(8)	52
Commodity Margin	$264	$162	$265	$88	$—	$779
_________

(1)	Includes $(18) million and $(16) million of lease levelization and $16 million and $21 million of amortization expense for the three months ended March 31, 2020 and 2019, respectively.

Calpine Reports First Quarter 2020 Results
May 13, 2020

OPERATING PERFORMANCE METRICS
The table below shows the operating performance metrics for the periods presented:

	Three Months Ended March 31,
	2020	2019
Total MWh generated (in thousands)(1)(2)	24,912	22,101
West	6,990	6,769
Texas	10,918	10,216
East	7,004	5,116

Average availability(2)	86.5%	88.1%
West	89.0%	91.1%
Texas	80.7%	82.6%
East	90.3%	91.5%

Average capacity factor, excluding peakers	49.6%	45.8%
West	45.5%	45.4%
Texas	56.3%	53.4%
East	45.2%	36.0%

Steam adjusted heat rate (Btu/kWh)(2)	7,295	7,274
West	7,389	7,325
Texas	7,071	7,071
East	7,571	7,629
________

(1)	Excludes generation from unconsolidated power plants and power plants owned but not operated by us.

(2)	Generation, average availability and steam adjusted heat rate exclude power plants and units that are inactive.